Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

      We consent to the use in this Amendment No. 1 to Registration Statement No. 333-69712 of Circuit Research Labs, Inc. of our report dated April 16, 2001 (May 17, 2001 as to Notes 4 and 10 and October 1, 2001 as to Note 11) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the ability of Circuit Research Labs, Inc. to continue as a going concern) appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

DELOITTE & TOUCHE LLP

Phoenix, Arizona
November 8, 2001